Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457 (c) and Rule 457 (h)	1,500,000	(2)	$65.40	(3)	$98,100,000.00	$0.00014760	$14,479.56
Total Offering Amounts							$98,100,000.00		$14,479.56
Total Fee Previously Paid									$0
Total Offsets									$0
Net Fee Due									$14,479.56

(1)	Pursuant to Rule 416 (a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of ONEOK, Inc. (the “Registrant”) that may be offered and issued under the ONEOK, Inc. Employee Stock Purchase Plan (the “Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Represents shares of Common Stock of the Registrant issuable pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on November 2, 2023.